UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

Insys Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35902	51-0327886
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1333 South Spectrum Blvd, Suite 100

Chandler, Arizona 85286

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 500-3127

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 7, 2014, the Board of Directors (the “Board”) of Insys Therapeutics, Inc. (the "Company") reviewed, among other things, the composition and duties of the Company’s senior management. Based upon changes resulting from the recent expansion of the Company’s management team and the Board’s periodic review of matters relating to management development and succession planning intended to continue to position the Company for long-term success, the Board made its annual executive officer designations. In connection with this review, the Board designated and appointed, effective as of August 7, 2014, Messrs. Christopher F. Homrich, Senior Vice President, Operations and Franc Del Fosse, General Counsel and Secretary, as officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 and executive officers of the Company for purposes of disclosure in the Company's annual report on Form 10-K and proxy statement in accordance with Rule 3b-7 under the Exchange Act and Item 401(b) of Regulation S-K. In addition, the Board also re-designated and re-appointed Michael L. Babich, the Company’s President and Chief Executive Officer and Darryl S. Baker, the Company’s Chief Financial Officer, to continue to be executive officers for purposes of the above designations.

Christopher F. Homrich joined the Company on February 4, 2014. Mr. Homrich has served in executive and leadership positions in both public and private company settings including NCR Corporation, a technology company delivering assisted and self-service solutions and support to retail, financial, travel, hospitality, and public sector organizations, Ingram Industries, Inc., with diversified businesses in marine transportation, aggregate supply, book distribution, print on demand book manufacturing, and digital storage, management and distribution services, and Stryker Corporation, a medical technology companies offering a diverse array of innovative medical technologies, including reconstructive, medical, surgical, and neurotechnology and spine products and devices. Mr. Homrich earned his B.A. in Finance from Michigan State University and an MBA from the Eli Broad College of Business at Michigan State University.

Franc Del Fosse joined the Company on January 31, 2014. Immediately prior to joining the Company, Mr. Del Fosse was a partner at the law firm of Snell & Wilmer LLP and had been with this law firm since 2005. From 2001-2005, Mr. Del Fosse was an associate at the law firm of Shearman & Sterling. Mr. Del Fosse holds a J.D. degree from Columbia University School of Law and an undergraduate degree from Arizona State University. He is a member of the State Bar of California and Arizona.

In connection with commencing employment with the Company, Mr. Homrich’s and Mr. Del Fosse’s each entered into an offer agreement with the Company dated February 4, 2014 and January 31, 2014, respectively (each an “Employment Agreement”). Pursuant to his Employment Agreement, Mr. Homrich: (i) receives an annual base salary of $250,000; (ii) is eligible for a year-end cash bonus up to 50% of his annual base salary; and (iii) received an initial option grant upon joining the Company covering 50,000 shares of the Company’s common stock, which vest equally over 48 months. Pursuant to his Employment Agreement, Mr. Del Fosse: (i) receives an annual base salary of $235,000; (ii) is eligible for a year-end cash bonus up to 50% of his annual base salary; and (iii) received an initial option grant upon joining the Company covering 50,000 shares of the Company’s common stock, which vest equally over 48 months. Each of the aforementioned options grants were granted under the Company’s 2013 Equity Incentive Plan and, on an ongoing basis, Mr. Homrich and Mr. Del Fosse will continue to participate in long-term incentive equity awards as deemed appropriate by the Board under this plan. Each officer receives other customary and typical benefits associated with their position, consistent with the Company’s employment policies.

Each of Mr. Homrich and Mr. Del Fosse are entitled to certain severance benefits in connection with their Employment Agreements. To the extent the Company terminates Mr. Homrich’s or Mr. Del Fosse’s employment without “cause” (other than as a result of death or disability), or if either officer resigns his employment for “good reason,” then, subject to such officer furnishing the Company an executed waiver and release of claims in a reasonable form to be provided by the Company (the “Release”), the officer shall be entitled to: (1) severance in the form of continuation of annual base salary (at the annual base salary rate in effect at the time of termination) for a period of twelve (12) months following the termination date; (2) an additional severance payment equal to 30% (thirty percent) of his base salary for the year in which the qualifying termination or resignation is effective (pro-rated for the number of days the officer was employed by the Company in such year); and (3) accelerated vesting of any unvested shares subject to any outstanding stock options and/or other equity awards, such that, on the effective date of the Release, the officer shall be vested in one hundred percent (100%) of the shares subject to such options and/or awards.

Pursuant to their Employment Agreements, Mr. Homrich and Mr. Del Fosse also agreed to non-competition covenants that generally restrict each of their ability to compete with the Company, during and for one year following, termination of employment with the Company. Each officer is subject to other customary and typical obligations associated with their position, such as confidentiality and inventions assignments provisions, consistent with the Company’s employment policies.

There is no arrangement or understanding between Mr. Homrich or Mr. Del Fosse and any other person(s) pursuant to which either of them was selected for this position with the Company. Mr. Homrich and Mr. Del Fosse each do not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, each of Mr. Homrich and Mr. Del Fosse does not have a direct or indirect material interest in any transaction in which the Company is a participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2014	Insys Therapeutics, Inc.

	By:	/s/ Darryl S. Baker
Darryl S. Baker
Chief Financial Officer